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                                                                      Exhibit 99

NEWS RELEASE
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Contact:    Bob Cardon, Dynatronics Corp.
            800-874-6251 or 801-568-7000

               Dynatronics Announces Fiscal First Quarter Results

      Salt Lake City, Utah (November 11, 2010) - Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal first quarter ended September 30, 2010.

      Sales for the quarter ended September 30, 2010 were $7,919,288, compared to $8,282,463 in the quarter ended September 30, 2009. Net income for the quarter ended September 30, 2010, was $17,012 ($.00 per common share), compared to $68,625 ($.01 per common share) for the same quarter in the prior fiscal year.

      Reduced sales for the quarter of $363,175 were offset by lower SG&A expenses. However, higher R&D costs contributed to lower overall profitability for the quarter ended September 30, 2010 compared to the same quarter of the prior year.

      "Investment in R&D was up $134,000 over the same period last year," stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. "Plans to introduce important new products in the mid to latter part of calendar 2011 may drive higher R&D expenditures now, but we believe it will also drive higher sales of new products next year."

      "Demand for higher priced capital products remains soft which contributed to lower overall sales this quarter. However, our supplies business continues to be as strong as ever, and we have a large backlog of orders that we expect to exhaust in the next quarter," said Cullimore. "The volume of business transitioning to the company's e-commerce portal has exceeded our expectations," reported Larry K. Beardall, executive vice-president of sales and marketing. "Projections of a 10 percent conversion rate in the first four months were eclipsed as e-commerce orders achieved 20-25 percent of all orders four months after implementation. We expect that this will ultimately allow further streamlining of operations and improved efficiencies."

      "Along with our successful e-commerce launch, we are retooling our corporate information systems infrastructure," Cullimore added. "Our investments in R&D and information systems infrastructure will help us compete more effectively in our ever-evolving market, including competing for business with group purchasing organizations (GPO's) and other national and regional accounts. We anticipate announcing significant progress with GPO's in the coming month."

      Dynatronics has scheduled a conference call for investors on Thursday, November 11, 2010, at 2:15 p.m. ET. Those wishing to participate should call
(800) 943-2431 and use access code: 5687000.

      A summary of the financial results as of September 30, 2010, and June 30, 2010, and for the three month periods ended September 30, 2010 and 2009 follows:

                        Summary Selected Financial Data
                         Statement of Income Highlights

                                                          Three Months Ended
                                                            September 30,
                                                         2010          2009
                                                     ------------  -------------

Net sales                                            $  7,919,288  $  8,282,463
Cost of sales                                           4,967,455     5,103,121
                                                     ------------  -------------
   Gross profit                                         2,951,833     3,179,342

SG&A expenses                                           2,500,517     2,712,368
R&D expenses                                              349,796       215,968
Other expenses, net                                        71,783       109,231
                                                     ------------  -------------

   Net income before income taxes                          29,737       141,775

Income tax provision                                      (12,725)      (73,150)
                                                     ------------  -------------

   Net income                                        $     17,012  $     68,625
                                                     ============  =============
Diluted income per common share                      $       0.00  $       0.01
                                                     ============  =============

                            Balance Sheet Highlights

                                                     September 30,    June 30,
                                                         2010          2010
                                                     ------------  -------------

Cash                                                 $    188,998  $    383,756
Accounts receivable                                     3,922,264     3,735,251
Inventories                                             5,718,664     5,766,800
Total current assets                                   10,619,676    10,609,813
Total assets                                         $ 14,944,056  $ 15,090,329

Accounts payable                                        1,764,637  $  1,404,022
Accrued expenses                                          374,205       462,641
Line of credit                                          2,688,791     2,768,492
Total current liabilities                               5,703,107     5,686,280
Total liabilities                                       8,216,223     8,291,052
Total liabilities and equity                         $ 14,944,056  $ 15,090,329

      Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

      This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements such as the statement regarding expectations for future new product line introductions and GPO contracts. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-K for the year ended June 30, 2010.


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